Exhibit 99.1

Media Inquiries:	Investor Inquiries:
William J. Rudolph, Jr.	Michael A. Hajost
(610) 208 -3892	(610) 208-3476
wrudolph@cartech.com	mhajost@cartech.com

KAMON ANNOUNCES RETIREMENT FROM CRS

Senior VP — Commercial, Specialty Alloy Operations Joined Carpenter in 2000

Wyomissing, Pa. (November 27, 2012) — Mark Kamon, Senior Vice President — Commercial Specialty Alloy Operations, announced today that he will retire from Carpenter Technology effective December 31, 2012.  Kamon joined Carpenter in November 2000 as President — Dynamet Incorporated, a Carpenter subsidiary.

Prior to his most recent position, which he’s held since August 2011, Kamon served as Vice President — International / Dynamet / Carpenter Powder Products (CPP).  He also held the position of Senior Vice President — Advanced Metals Operations.  His 38-year metals career spans key roles in general management, operations and commercial activities.

William A. Wulfsohn, Carpenter’s President & CEO, said that although Carpenter is losing a valuable and resourceful member of its Leadership Team, the timing is right for Mark and his wife, Christine.  “Mark’s extraordinary knowledge of the industry and his commercial expertise will be strongly missed.  We are thankful for his many years of service and wish both him and Christine the very best during their retirement years.”

A replacement for Mark will be named in a future press release.

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About Carpenter

Carpenter Technology, based in Wyomissing, PA, produces and distributes specialty alloys, including stainless steels, titanium alloys and superalloys, and various engineered products. Information about Carpenter can be found at www.cartech.com.